                                                                 Exhibit 1.A.(5)

Flexible Premium Survivorship Variable Life Insurance Policy. Survivorship insurance payable only upon death of second Insured to die. Cash values reflect premium payments, investment results, and charges. Non-participating.



We will promptly pay the beneficiary the death benefit described under the Death Benefit provision of this contract if we receive due proof that both Insureds died (but proof of the first death must be given to us when it occurs). We make this promise subject to all the provisions of this contract.

The amount and duration of the death benefit may be fixed or variable, depending on the payment of premiums, the investment experience of the variable investment options, any excess interest credited to the fixed investment options, and the charges made.

The cash value may increase or decrease daily, depending on the payment of premiums, the investment experience of the variable investment options, any interest credited to the fixed investment options, and the charges made. There is no guaranteed minimum cash value.

If there is ever a question about this contract, please see a Pruco Life Insurance Company representative or contact one of our offices.

Right to Cancel Contract. You may return this contract to us within 10 days after you receive it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled and we will return your money in accordance with applicable law.


PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Pruco Life Insurance Company.

                               GUIDE TO CONTENTS

Contract Data
     Insured(s) Information; Rating Class; Basic Contract Information; Type of Death Benefit; Survivorship Insurance; Minimum Initial Premium; Contract Limitations; Adjustments to Premium Payments; Adjustments to the Contract Fund; Schedule of Maximum Surrender Charges; Variable Investment Options; Fixed Interest Rate Investment Option; Initial Allocation of Invested Premium Amounts

Table Of Death Benefit Guarantee Values

Table Of Maximum Monthly Insurance Rates Per $1000

Table Of Attained Age Factors

Definitions

The Contract
     Entire Contract; Contract Modifications;

Incontestability

Ownership

Death Benefit Provisions
Death Benefit; Additional Death Benefits; Method of Payment; Suicide Exclusion; Interest on Death Benefit; Simultaneous Death

Decrease in Basic Insurance Amount

Changing The Type Of Death Benefit

Beneficiary

Premium Payment
Payment of Premiums; Invested Premium Amount; Crediting the Initial Premium Payment; Allocations

Contract Fund
Cash Value; Net Cash Value; Coverage Amount

Default
Excess Contract Debt Default, Cash Value Default, Notice of Default

Death Benefit Guarantee
Death Benefit Guarantee; Guarantee Values

Reinstatement

Separate Account
Separate Account; Variable Investment Options; Separate Account Investments

Fixed Investments



(SVUL2000)2

Transfers

Surrender

Withdrawals
     Effect on Contract Fund; Effect on Basic Insurance Amount

Loans
     Loan Value; Contract Debt; Loan Requirements; Interest Charge; Preferred Loans; Maximum Preferred Loan Amount; Effect on Contract Fund

General Provisions
     Annual Report; Payment of Death Claim; Currency; Misstatement of Age or Sex; Assignment; Change in Plan; Factors Subject To Change; Non-Participating; Applicable Tax Law

Basis of Computation
     Mortality Basis and Interest Rate; Minimum Legal Values

Settlement Options
     Options Described; Interest Rate

Settlement Options Tables


A copy of the application and any riders or endorsements can be found at the end of the contract.


(SVUL2000)2A

(SVUL2000)2B

                                 PROCESSING DATE: XXX XX, XXXX


                                 CONTRACT DATA

INSURED(S) INFORMATION

 (1)  [JOHN DOE]  [Male],    [Issue Age 55]
 (2)  [MARY DOE]  [Female],  [Issue Age 52]

================================================================================


RATING CLASS

 Insured (1)   [Non-smoker]
 Insured (2)   [Non-smoker]

================================================================================


BASIC CONTRACT INFORMATION

 Policy Number        [xx xxx xx]
 Contract Date        [January 1, 2000]
 Premium Period       While either Insured is living
 Beneficiary          [See Beneficiary Provision attached]

 Loan Interest Rate                 5.00%
 Preferred Loan Interest Rate       4.25%

================================================================================

TYPE OF DEATH BENEFIT (see Death Benefit Provisions)

 Type [A]

================================================================================


SURVIVORSHIP INSURANCE

 Basic Insurance Amount                                     [$250,000.00]

================================================================================


MINIMUM INITIAL PREMIUM

 The minimum initial premium due on the Contract Date is [$541.36].

================================================================================


CONTRACT LIMITATIONS

 The minimum premium we will accept is $25.00.
                    CONTRACT DATA CONTINUED ON THE NEXT PAGE


Page 3 (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                            CONTRACT DATA CONTINUED

 The minimum Basic Insurance Amount is $250,000.00.
 The minimum decrease in Basic Insurance Amount is $10,000.00.

 The minimum amount you may withdraw is $500.00.
 The minimum amount you may borrow is $500.00.

 The surrender charge threshold is [$250,000.00].

================================================================================


ADJUSTMENTS TO PREMIUM PAYMENTS

 From each premium paid we will:

 subtract a charge of up to 7.5% for any taxes attributable to premiums.  For
 --------
 purposes of this charge, the term "taxes attributable to premiums" shall include: (a) any federal, state or local income tax, (b) any premium, excise, or business tax, and (c) any other type of tax (or component thereof) measured by or based upon the amount of premium received by us.

 subtract a charge for sales expenses from premiums paid in the first five
 --------
 contract years at a rate of up to 12%.

 subtract a charge for sales expenses from premiums paid after the fifth
 --------
 contract year at a rate of up to 4%.

 The remainder of the premium is the invested premium amount.

================================================================================


ADJUSTMENTS TO THE CONTRACT FUND

 On the Contract Date the contract fund is equal to the invested premium amount credited on that date, minus any of the charges described below which may be
                        -----
 due on that date.

                      CONTRACT DATA CONTINUED ON NEXT PAGE



Page 3A (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                            CONTRACT DATA CONTINUED

 On each day after the contract date, we will adjust the contract fund by:

  adding any invested premium amounts.
  ------

  adding any increase due to investment results of the variable investment
  ------
  options.

  adding guaranteed interest at an effective annual rate of 4% (0.01074598% a
  ------
  day) on that portion of the contract fund that is not in a variable investment option (see Fixed Investments and Loans).

  adding any excess interest on that portion of the contract fund that is not
  ------
  in a variable     investment option.

  subtracting any decrease due to investment results of the variable investment
  -----------
  options.

  subtracting a charge against the variable investment options at an effective
  -----------
  annual rate of not more than 0.90% a year (.00245475% a day) for mortality and expense risks that we assume.

  subtracting any withdrawals.
  -----------

  subtracting an administrative charge of up to $25.00 for any withdrawals.
  -----------

  subtracting an administrative charge of up to $25.00 for any decrease in Basic
  -----------
  Insurance Amount.

  subtracting an administrative charge of up to $25.00 for each transfer
  -----------
  exceeding twelve in any contract year.

  subtracting any surrender charge that may result from a withdrawal, surrender,
  -----------
  or reduction in the Basic Insurance Amount.

 And on each monthly date, we will adjust the contract fund by:

  subtracting a monthly charge for administrative expenses during the first five
  -----------
  Contract Years of up to $0.10 per $1000 of the Basic Insurance Amount plus $10.00.

  subtracting a monthly charge for administrative expenses after the first five
  -----------
  Contract Years of up to $0.05 per $1000 of the Basic Insurance Amount plus $10.00.

  subtracting a monthly charge for the cost of insurance of up to the maximum
  -----------
  monthly rate (see Table of Maximum Monthly Insurance Rates) multiplied by the coverage amount divided by $1000. The coverage amount is equal to the death benefit (see Death Benefit) minus the contract fund.

================================================================================

                      CONTRACT DATA CONTINUED ON NEXT PAGE



Page 3B (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                            CONTRACT DATA CONTINUED


SCHEDULE OF MAXIMUM SURRENDER CHARGES

 For a full surrender at the beginning of the contract year indicated, the maximum charge we will deduct from the contract fund is shown below. For a full surrender at other times, the surrender charge will reflect the completed contract months that have passed since the last anniversary.

For a Surrender Occurring
 At the Start of                      The Maximum Surrender
  Contract Year                            Charge is
--------------------------------------------------------------------------------
        1                                  [$2,000.00]
        2                                  [$2,000.00]
        3                                  [$2,000.00]
        4                                  [$2,000.00]
        5                                  [$2,000.00]
        6                                  [$2,000.00]
        7                                  [$1,600.00]
        8                                  [$1,200.00]
        9                                    [$800.00]
        10                                   [$400.00]
        11 and later                           [$0.00]
--------------------------------------------------------------------------------

   We may also deduct a surrender charge when you decrease the Basic Insurance Amount or change the type of death benefit, and when you make a withdrawal. (See Decrease in Basic Insurance Amount, Changing the Type of Death Benefit, and Withdrawals.)

===============================================================================

                      CONTRACT DATA CONTINUED ON NEXT PAGE



Page 3C (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                            CONTRACT DATA CONTINUED

VARIABLE INVESTMENT OPTIONS

 THE PRUCO LIFE VARIABLE UNIVERSAL ACCOUNT

  Each variable investment option of this account invests in a specific portfolio of The Prudential Series Fund, Inc. and such other funds as we may specify from time to time. We show the available variable investment options of the account below. Unless we say otherwise, the variable investment options invest in funds or fund portfolios with the same names. This account is registered with the SEC under the Investment Company Act of 1940.

 THE PRUDENTIAL SERIES FUND, INC.

  Money Market Portfolio
  Diversified Bond Portfolio
  Conservative Balanced Portfolio
  Flexible Managed Portfolio
  High Yield Bond Portfolio
  Stock Index Portfolio
  Equity Income Portfolio
  Equity Portfolio
  Prudential Jennison Portfolio
  Global Portfolio

 AIM VARIABLE INSURANCE FUNDS, INC.

  AIM V.I. Value Fund

 JANUS ASPEN SERIES

  Janus Aspen Growth Portfolio

 MFS VARIABLE INSURANCE TRUST

  MFS Emerging Growth Series

 T. ROWE PRICE INTERNATIONAL SERIES, INC.

  T. Rowe Price International Stock Portfolio


                      CONTRACT DATA CONTINUED ON NEXT PAGE



Page 3D (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                            CONTRACT DATA CONTINUED

 AMERICAN CENTURY VARIABLE PORTFOLIO, INC.

  American Century VP Value Fund

 TEMPLETON VARIABLE PRODUCTS SERIES FUND

  Franklin Small Cap Investments Fund-Class 2

FIXED INTEREST RATE INVESTMENT OPTION

 The fixed interest rate investment option is funded by the general account of the Company. It is described in the Fixed Investments provision of this contract.

===============================================================================


INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

 [Fixed Interest Rate Investment Option]          [40%]
 [Flexible Managed Portfolio]                     [60%]

===============================================================================

                              END OF CONTRACT DATA



Page 3E (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                                    TABLE(S)

                    Table of Death Benefit Guarantee Values

These values are used to determine the death benefit guarantee as described under Death Benefit Guarantee. The values on contract anniversaries are shown below. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

The Limited Death Benefit Guarantee period is the first [23] contract years.

                              Limited                               Lifetime
 Contract                  Death Benefit                          Death Benefit
Anniversary               Guarantee Value                        Guarantee Value
--------------------------------------------------------------------------------
Contract Date                   [$0.00]                                [$0.00]
     1st                    [$1,571.29]                            [$5,528.22]
     2nd                    [$3,205.44]                           [$11,277.57]
     3rd                    [$4,904.95]                           [$17,256.90]
     4th                    [$6,672.44]                           [$23,475.40]
     5th                    [$8,510.63]                           [$29,942.64]

     6th                   [$25,074.19]                           [$36,668.57]
     7th                   [$29,857.39]                           [$43,663.54]
     8th                   [$34,831.92]                           [$50,938.31]
     9th                   [$40,005.43]                           [$58,504.07]
    10th                   [$45,385.88]                           [$66,372.46]

    11th                   [$50,981.55]                           [$74,555.58]
    12th                   [$56,801.05]                           [$83,066.03]
    13th                   [$62,853.33]                           [$91,916.90]
    14th                   [$69,147.70]                          [$101,121.80]
    15th                   [$75,693.84]                          [$110,694.90]

    16th                   [$82,501.83]                          [$120,650.92]
    17th                   [$89,582.14]                          [$131,005.18]
    18th                   [$96,945.66]                          [$141,773.61]
    19th                  [$104,603.72]                          [$152,972.78]
    20th                  [$112,568.10]                          [$164,619.92]

    21st                  [$120,851.06]                          [$176,732.94]
    22nd                  [$129,465.34]                          [$189,330.48]
    23rd                  [$138,424.19]                          [$202,431.92]
    24th                                                         [$216,057.42]
    25th                                                         [$230,227.94]

                        TABLE(S) CONTINUED ON NEXT PAGE



Page 4 (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                               TABLE(S) CONTINUED

                              Limited                               Lifetime
 Contract                  Death Benefit                         Death Benefit
Anniversary               Guarantee Value                       Guarantee Value
--------------------------------------------------------------------------------
   26th                                                          [$244,965.28]
   27th                                                          [$260,292.12]
   28th                                                          [$276,232.03]
   29th                                                          [$292,809.54]
   30th                                                          [$310,050.15]

   31st                                                          [$327,980.38]
   32nd                                                          [$346,627.82]
   33rd                                                          [$366,021.16]
   34th                                                          [$386,190.23]
   35th                                                          [$407,166.06]

   36th                                                          [$428,980.93]
   37th                                                          [$451,668.39]
   38th                                                          [$475,263.35]
   39th                                                          [$499,802.11]
   40th                                                          [$525,322.42]

   41st                                                          [$551,863.54]
   42nd                                                          [$579,466.31]
   43rd                                                          [$608,173.19]
   44th                                                          [$638,028.34]
   45th                                                          [$669,077.70]

   46th                                                          [$701,369.03]
   47th                                                          [$734,952.02]
   48th                                                          [$769,878.32]
--------------------------------------------------------------------------------

================================================================================

                        TABLE(S) CONTINUED ON NEXT PAGE



Page 4A (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                               TABLE(S) CONTINUED

              Table of Maximum Monthly Insurance Rates per $1,000

Contract           Maximum               Contract                    Maximum
  Year           Monthly Rate              Year                    Monthly Rate
--------------------------------------------------------------------------------
    1             [0.00346]                 26                      [3.59752]
    2             [0.01159]                 27                      [4.16392]
    3             [0.02168]                 28                      [4.80287]
    4             [0.03412]                 29                      [5.52620]
    5             [0.04921]                 30                      [6.34146]

    6             [0.06728]                 31                      [7.25393]
    7             [0.08873]                 32                      [8.25881]
    8             [0.11463]                 33                      [9.34439]
    9             [0.14605]                 34                     [10.49932]
   10             [0.18443]                 35                     [11.71790]

   11             [0.23149]                 36                     [12.99841]
   12             [0.28919]                 37                     [14.34320]
   13             [0.35833]                 38                     [15.76527]
   14             [0.44016]                 39                     [17.29274]
   15             [0.53580]                 40                     [18.99353]

   16             [0.64692]                 41                     [20.97260]
   17             [0.77599]                 42                     [23.40832]
   18             [0.92855]                 43                     [26.56868]
   19             [1.11005]                 44                     [30.68652]
   20             [1.32664]                 45                     [35.84659]

   21             [1.58423]                 46                     [44.77000]
   22             [1.88796]                 47                     [61.99667]
   23             [2.23965]                 48                     [83.33333]
   24             [2.64066]
   25             [3.09213]
--------------------------------------------------------------------------------

 We may charge less than the maximum monthly rates. From time to time, we will consider the need to change the rates we charge. We describe the factors we use to determine such changes under General Provisions.

 See the Basis of Computation for a description of the basis we use to compute these rates.

================================================================================

                        TABLE(S) CONTINUED ON NEXT PAGE



Page 4B (2000)

                                 PROCESSING DATE: XXX XX, XXXX
                                 POLICY NO. XX XXX XXX


                               TABLE(S) CONTINUED

                         Table of Attained Age Factors

These factors are used to determine your death benefit as described under Death Benefit Provisions.

These factors apply during each contract year starting on the contract anniversary when the younger insured's attained age is as shown.


Attained Age of                                Attained Age of
Younger Insured          Factors               Younger Insured         Factors
--------------------------------------------------------------------------------
      52                 [3.70]                      76                [1.65]
      53                 [3.60]                      77                [1.61]
      54                 [3.40]                      78                [1.60]
      55                 [3.30]                      79                [1.52]

      56                 [3.20]                      80                [1.50]
      57                 [3.10]                      81                [1.45]
      58                 [3.00]                      82                [1.42]
      59                 [2.90]                      83                [1.40]
      60                 [2.80]                      84                [1.36]

      61                 [2.70]                      85                [1.33]
      62                 [2.60]                      86                [1.31]
      63                 [2.50]                      87                [1.30]
      64                 [2.40]                      88                [1.26]
      65                 [2.32]                      89                [1.24]

      66                 [2.30]                      90                [1.22]
      67                 [2.20]                      91                [1.20]
      68                 [2.10]                      92                [1.19]
      69                 [2.03]                      93                [1.17]
      70                 [2.00]                      94                [1.15]

      71                 [1.91]                      95                [1.13]
      72                 [1.90]                      96                [1.10]
      73                 [1.80]                      97                [1.07]
      74                 [1.74]                      98                [1.06]
      75                 [1.70]                      99                [1.04]
--------------------------------------------------------------------------------
================================================================================

                                END OF TABLE(S)



Page 4C (2000)

DEFINITIONS

We, our, us and Pruco Life. Pruco Life Insurance Company.

You and Your.  The owner(s) of the contract.

Insured. A person named as an Insured on the first page. He or she need not be the owner.

SEC.  The Securities and Exchange Commission.

Issue Date.  The contract date shown on the first page.

Anniversary or contract anniversary. The same day and month as the contract date in each later year.

Contract Year.  A year that starts on the contract date or on an anniversary.

Monthly Date. The contract date and the same day as the contract date in each later month.

Contract Month.  A month that starts on a monthly date.

Attained Age. An Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find each Insured's issue age near the top of page 3.

THE CONTRACT

ENTIRE CONTRACT
This policy and any attached copy of an application, including an application requesting a change, form the entire contract. We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; in the absence of fraud, they are deemed to be representations and not warranties. We rely on those statements when we issue the contract and when we change it. We will not use any statement, unless made in an application, to try to void the contract, to contest a change, or to deny a claim.

CONTRACT MODIFICATIONS
Only a Pruco Life officer with the rank or title of vice president may agree to modify this contract, and then only in writing.

INCONTESTABILITY
Except as we state in the next sentence, we will not contest this contract after it has been in force during the lifetime of both Insureds for two years from the issue date. The exceptions are: (1)non-payment of enough premium to pay the required charges; and (2)any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect for two years during the lifetime of at least one of the Insureds. At the end of the second contract year we will mail you a notice requesting that you tell us if either Insured has died. Failure to tell us of the death of an Insured will not avoid a contest, if we have a basis for one, even if premium payments continue to be made.



(SVUL2000)5

OWNERSHIP

Unless a different owner is named in the application, the owner(s) of the contract are the Insureds jointly or the survivor of them. If a different owner is named, we will show that owner in an endorsement to the contract. If this contract is owned jointly, the exercise of rights under this contract must be made by both jointly. This ownership arrangement will remain in effect unless you ask us to change it.

You may change the ownership of the contract by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request in a form that meets our needs, and the contract if we ask for it, we will file and record the change, and it will take effect as of the date you signed the request.

While either of the Insureds is living, the owner(s), with no one else's consent, is entitled to any contract benefit and value, and to the exercise of any right and privilege granted by the contract or by us.

DEATH BENEFIT PROVISIONS

We will pay a benefit to the beneficiary at the second death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the second death reduced by any contract debt (described under Loans).

If the contract is in default, and the second death occurs in the grace period (described under Default), we will pay the death benefit reduced by any contract debt and the amount needed to pay charges through the date of death.

If the second death occurs past the grace period, no death benefit is payable.

DEATH BENEFIT
This contract has a Type A, or Type B death benefit. We show the type of death benefit that applies to this contract under Type of Death Benefit.

If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of: (1)the Basic Insurance Amount, and (2)the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1)the Basic Insurance Amount plus the contract fund before deduction of any monthly charges due on that date, and (2)the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your Basic Insurance Amount and attained age factors are shown in the contract data pages.



(SVUL2000)6

ADDITIONAL DEATH BENEFITS
This contract may provide additional benefits, which may be payable on either the first or second death. If it does, they will be listed on a contract data page, and a form describing the benefit will be included in this contract. Any such benefit will be payable only if the contract is not in default past the grace period at the time of the death.

METHOD OF PAYMENT
You may choose to have any death benefit paid in a single sum or under one of the optional modes of settlement shown in the Settlement Options provision.

SUICIDE EXCLUSION
If either Insured, whether sane or insane, dies by suicide within two years from the Issue Date, this contract will end and we will return the premiums paid. If there is a surviving Insured, we will make a new contract available on the life of that Insured. The issue age, Contract Date and the Insured's underwriting classification will be the same as they are in this contract. The amount of coverage will be the lesser of (1) this contract's Basic Insurance Amount, and
(2) the maximum amount allowed by our rules in use on the Contract Date for contracts covering a single life. The new contract will not take effect unless all premiums due since the Contract Date are paid to us within 31 days after we notify you of the availability of the new contract. We will set the premiums for the new contract in accordance with our rules in use on the Contract Date.

INTEREST ON DEATH BENEFIT
Any death benefit described above will be credited with interest. The amount will be the greater of: (1) interest calculated in accordance with applicable laws, and (2) interest calculated from the date of death at a rate declared by Pruco Life.

SIMULTANEOUS DEATH
If both Insureds die while this contract is in force and we find there is a lack of sufficient evidence that they died other than simultaneously, we will assume that the older Insured died first.

DECREASE IN BASIC INSURANCE AMOUNT
You may decrease the Basic Insurance Amount. You may do so subject to our approval and all these conditions and the paragraph that follows:

You must ask for the decrease in a form that meets our needs.
The amount of the decrease must be at least equal to the minimum decrease in Basic Insurance Amount shown under Contract Limitations in the contract data pages.
The Basic Insurance Amount after the decrease must be at least equal to the minimum Basic Insurance Amount shown under Contract Limitations in the contract data pages.
If we ask you to do so, you must send us the contract to be endorsed.
The contract must not be in default.

We show under Contract Limitations a Surrender Charge Threshold. If you decrease your Basic Insurance Amount to an amount equal to or greater than this threshold, we will not impose a surrender charge. If you decrease your Basic Insurance Amount below this threshold, we will subtract the new Basic Insurance Amount from the threshold amount. We will then multiply the surrender charge (see Schedule of Maximum Surrender Charges) by the lesser of this difference and the amount of the decrease and divide by the threshold amount. The result is the maximum surrender charge we will deduct from the contract fund as a result of this transaction.

We may decline the decrease if we determine it would cause the contract to fail to qualify as life insurance under the applicable tax law. A decrease will take effect only if we approve your request for it at our Home Office and will take effect on the date we approve it. If we approve the decrease, we will recompute the contract's charges and values in the appropriate tables. A decrease in the Basic Insurance Amount may also affect the amount of any extra benefits this contract might have. We will send you new contract data pages showing the amount and effective date of the decrease and the recomputed charges and values. If neither Insured is living on the effective date, the decrease will not take effect. We may deduct the administrative charge (shown under Adjustments to the Contract Fund) for the decrease.

(SVUL2000)7

CHANGING THE TYPE OF DEATH BENEFIT

This contract has a Type A or a Type B death benefit (see Death Benefit). Subject to our approval, you may change the type of death benefit. We will adjust the Basic Insurance Amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change.

TYPE A TO B
If you are changing from a Type A to a Type B death benefit, we will reduce the Basic Insurance Amount by the contract fund on the date the change takes effect.

TYPE B TO A
If you are changing from a Type B to a Type A death benefit, we will increase the Basic Insurance Amount by the contract fund on the date the change takes effect.

If the change in the type of death benefit results in a reduction in the Basic Insurance Amount, the Basic Insurance Amount after the decrease must be at least equal to the minimum Basic Insurance Amount, which we show under Contract Limitations in the contract data pages. We may also deduct a surrender charge and administrative charge as described in the Decrease In Basic Insurance Amount provision.

A change in the type of death benefit will take effect only if we approve your request at our Home Office. If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve your request. We will send you new contract data pages showing the amount and effective date of the change in Basic Insurance Amount and the recomputed charges, values and limitations.


Your request for a change must be in a form that meets our needs. We may require you to send us this contract before we make the change.



(SVUL2000)8

BENEFICIARY
You may designate or change a beneficiary by sending us a request in a form that meets our needs. We may ask you to send us the contract to be endorsed. If we receive your request, and the contract if we ask for it, we will file and record the change and it will take effect as of the date you signed the request. But if we make any payment(s) before we receive the request, we will not have to make the payment(s) again. Any beneficiary's interest is subject to the rights of any assignee we know of. If a beneficiary has not been designated, or no beneficiary has survived the last Insured to die, the death benefit will be paid in one sum to the owner of this contract.

Before we make a payment, we have the right to decide what proof we need of the identity, age, or other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.



(SVUL2000)9

PREMIUM PAYMENT

PAYMENT OF PREMIUMS
The minimum initial premium shown in the contract data pages is due on or before the contract date. There is no insurance under this contract until that premium is paid. We may require an additional premium if adjustments to premium payments plus any contract fund charges due on or before the payment date exceed the minimum initial premium.

Subject to the limitations below, additional premiums may be paid at any time during an Insured's lifetime as long as the contract is not in default beyond the grace period. Premiums may be paid at one of our offices or to one of our authorized representatives. We will give a signed receipt upon request. The minimum premium we will accept is shown on a contract data page. We have the right to refuse to accept a premium payment that would in our opinion cause this contract to fail to qualify as life insurance under applicable tax law. We also have the right to refuse to accept any payment that increases the death benefit by more than it increases the contract fund.

INVESTED PREMIUM AMOUNT
The invested premium amount is the portion of each premium you pay that we add to the contract fund. It is equal to the premium paid minus the adjustments to premium payments shown on a contract data page.

CREDITING THE INITIAL PREMIUM PAYMENT
If we receive the first premium payment on or before the contract date, we will credit the invested premium amount to the contract fund on the contract date.

If we receive the first premium payment after the contract date, we will credit the premium amount to the contract fund on the payment date.

ALLOCATIONS
We will allocate 100% of any invested premium into the Money Market Investment Option until the end of the Right to Cancel Contract period described on the contract jacket. At the end of this period, unless you ask us otherwise, we will re-allocate the amount in the Money Market Investment Option in accordance with the Initial Allocation of Invested Premium Amounts shown in the contract data pages.

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. You may not choose a fractional percentage.

The initial allocation of invested premium amounts is shown on a contract data page. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To change your allocation, simply notify us in a form that meets our needs. The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

CONTRACT FUND

When you make your first premium payment, the invested premium amount, less any charges due on or before that day, becomes your contract fund. Amounts are added and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages. The contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default. The contract fund is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit.

CASH VALUE
The cash value at any time is the contract fund less any surrender charge. We show the maximum surrender charge in the Schedule of Maximum Surrender Charges.

NET CASH VALUE
The net cash value at any time is the cash value less any contract debt.

If the contract is in default, the net cash value is zero.

COVERAGE AMOUNT
The coverage amount is used to determine the cost of insurance as described under Adjustments to the Contract Fund. It is equal to the death benefit (see Death Benefit) minus the contract fund.



(SVUL2000)10

DEFAULT

EXCESS CONTRACT DEBT DEFAULT
If contract debt ever grows to be equal to or more than the cash value, the contract will have excess contract debt and will be in default.

CASH VALUE DEFAULT
On each monthly date, we will determine the cash value. If the cash value is greater than zero and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the cash value is zero or less, the contract is in default unless it remains in force under the Death Benefit Guarantee.

NOTICE OF DEFAULT
If the contract is in default, we will mail you a notice stating the amount we will need to keep the contract in force. That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default. We grant a 61-day grace period from the date we mail the notice to pay this amount. The contract will remain in force during this period. If that amount is not paid to us by the end of the 61-day grace period, the contract will end and have no value.

DEATH BENEFIT GUARANTEE

DEATH BENEFIT GUARANTEE
On each monthly date while the contract is in force, we will:

Accumulate premium payments at 4% annual interest; and Accumulate any withdrawal amounts at 4% annual interest.

We then subtract amount 2 from amount 1 and compare the result to the values shown in or derived from the Table of Death Benefit Guarantee Values for such monthly date. If the result is equal to or greater than the appropriate value and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the result is less than the appropriate value and any of the events described under Default have occurred, the contract is in default as described under Default.

The Table of Death Benefit Guarantee Values shows such values on contract anniversaries. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

GUARANTEE VALUES

We show the Limited Death Benefit Guarantee Period under the Table of Death Benefit Guarantee Values. When the monthly date occurs within this period, we use the values shown in or derived from the Limited Death Benefit Guarantee Value column to determine if the contract will remain in force until the next monthly date. When the monthly date occurs after this period, we use the values shown in or derived from the Lifetime Death Benefit Guarantee Value column to determine if the contract will remain in force until the next monthly date.



(SVUL2000)11

REINSTATEMENT

If this contract ends without value, as described under Default, you may reinstate it if both Insureds are alive or if one Insured is alive and the contract ended without value after the death of the other Insured. The following conditions must be satisfied:

The contract must not have been in default for more than 5 years.

You must prove to us that any Insured who was living when the contract went into default is insurable for the contract.

You must pay us a charge equal to: (a)an amount, if any, required to bring the cash value to zero on the date the contract went into default, plus (b)the deductions from the contract fund during the grace period following the date of default, plus (c)a premium that will be sufficient after administrative charges to cover the deductions from the contract fund for three monthly dates starting on the date of reinstatement.

Any contract debt (with interest to date at the rate(s) we set for loans as we state under Loans) must be restored or paid back. If that debt with interest would exceed the loan value of the reinstated contract, the excess must be paid to us before reinstatement.

The date of reinstatement will be the date we approve your request. We will deduct all required charges from your payment and put the balance in your contract fund. If we approve the reinstatement, we will credit the contract fund with a refund of that part of any surrender charge deducted at the time of default which would have been charged if the contract were surrendered immediately after reinstatement.



(SVUL2000)12

SEPARATE ACCOUNT

SEPARATE ACCOUNT
The words separate account, when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate account(s) available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

VARIABLE INVESTMENT OPTIONS
A separate account may offer one or more variable investment options. We list them in the contract data pages. We may establish additional variable investment options. We will notify you within one year if we do so. We may also eliminate existing variable investment options, but only with the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option. This is without regard to income, gains, or losses in other variable investment options.

SEPARATE ACCOUNT INVESTMENTS
We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

The assets of the separate account shall be available to cover the liabilities of the general account only to the extent that the assets exceed the liabilities of the separate account arising under the variable life insurance policies supported by the separate account.

We will determine the value of the assets in each separate account registered with the SEC under the Investment Company Act of 1940 and any variable investment option on each day the New York Stock Exchange is open for business.


FIXED INVESTMENTS
We may establish additional fixed investment options. We will notify you within one year if we do so. You may allocate all or part of your invested premium amount to an available fixed investment option. As stated under Adjustments to the Contract Fund, we credit fixed investment options with guaranteed interest and we may credit them with excess interest.



(SVUL2000)13

TRANSFERS
You have the right to transfer amounts into or out of variable investment options and into any fixed investment option up to twelve times in each contract year without charge if the contract is not in default. Additional transfers may be made during each contract year, but only with our consent. We may charge for additional transfers as we state under Adjustments to the Contract Fund. Transfers out of any fixed investment option may be made only with our consent.

We may restrict the number, timing and amount of transfers in accordance with our rules if your transfer activity is determined by us to be disruptive to the variable investment option or to the disadvantage of other contract owners. We may prohibit transfer requests made by an individual acting under a power of attorney on behalf of more than one contract owner.

To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

SURRENDER
You may surrender this contract for its net cash value (see Contract Fund). To do so, you must ask us in a form that meets our needs. We may require you to send us the contract.

We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1)the New York Stock Exchange is closed; or (2)the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.



(SVUL2000)14

WITHDRAWALS
You may make withdrawals from the contract subject to all these conditions and the paragraphs that follow:

You must ask for the withdrawal in a form that meets our needs.

The net cash value after withdrawal may not be less than or equal to zero after deducting (a)any charges associated with the withdrawal and (b)an amount that will be sufficient to cover the contract fund deductions for two monthly dates following the date of withdrawal.

You may not withdraw less than the minimum amount shown under Contract Limitations.
The Basic Insurance Amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a premium subject to charges.

EFFECT ON CONTRACT FUND
We will reduce your contract fund on the date we approve your request by the withdrawal amount and any charges listed under Adjustments to the Contract Fund. Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative fee as stated under Adjustments to the Contract Fund.

EFFECT ON BASIC INSURANCE AMOUNT
If you have a Type B death benefit, withdrawals will not affect the Basic Insurance Amount.

If you have a Type A death benefit and the withdrawal would cause the coverage amount (see Contract Fund) to increase, we will reduce the Basic Insurance Amount and, consequently, your death benefit to offset this increase. The reduction in the Basic Insurance Amount will never be more than the withdrawal amount. If we reduce the Basic Insurance Amount, we will recompute the contract's charges, values and limitations. We will send you new contract data pages showing these changes. We may also deduct a surrender charge from the contract fund as described in the Decrease in Basic Insurance Amount provision.

We will usually pay any withdrawal amount within seven days after we receive your request and the contract at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option (provided by a separate account registered under the Investment Company Act of 1940) if: (1)the New York Stock Exchange is closed; or (2)the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.



(SVUL2000)15

LOANS
Subject to the minimum loan requirement and the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt.

LOAN VALUE
If the contract is not in default, the loan value at any time is equal to the sum of (a) 90% of the cash value attributable to the variable investment options, and (b) the balance of the cash value.

If the contract is in default, it has no loan value.

CONTRACT DEBT
Contract debt at any time means the loan on the contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

LOAN REQUIREMENTS
For us to approve a loan, the following requirements must be met: you must assign this contract to us as sole security for the loan; at least one of the Insureds must be living; and the resulting contract debt must not be more than the loan value.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

INTEREST CHARGE
We will charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too. Except as stated below, we charge interest at an effective annual rate shown under Loan Interest Rate in the contract data pages.

PREFERRED LOANS
Unless you ask us otherwise, a portion of the amount you may borrow on or after the 10th contract anniversary will be considered a Preferred Loan up to an amount equal to the maximum preferred loan amount described below. Preferred Loans are charged interest at an effective annual rate shown under Preferred Loan Interest Rate in the contract data pages.

MAXIMUM PREFERRED LOAN AMOUNT
The maximum preferred loan amount available starting on the 10th contract anniversary is (A) minus (B), where (A) is the total amount you may borrow, and
(B) is the total premiums paid less total withdrawals, if any. If (B) is less than zero, we will consider it to be zero.

EFFECT ON CONTRACT FUND
When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at an effective rate of 4% a year.

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

We will take any loan proportionately from all investment options that apply to the contract unless you ask us otherwise.

On each monthly date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the investment options by the amount of that repayment plus the interest credits accrued on the loan since the last transaction date. To do this, we will use your investment allocation for future premium payments on file as of the loan payment date. We will also decrease the portion of the contract fund on which we credit the guaranteed interest rate of 4% a year by the amount of loan you repay.

We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan. We reserve the right to change the manner in which we allocate loan repayments. If we make such a change, we will do so for all contracts like this one. We will send you notice of any change.



(SVUL2000)16

GENERAL PROVISIONS

ANNUAL REPORT
Once each contract year we will send you a report. It will show: the current death benefit; the amount of the contract fund in each investment option; the cash surrender value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report. The report may also show any other data that may be required where this contract is delivered.

PAYMENT OF DEATH CLAIM
If we settle this contract in one sum as a death claim we will usually pay the proceeds within seven days after we receive at our Home Office proof of death of both insureds and any other information we need to pay the claim. But we have the right to postpone paying the part of the proceeds that is to come from a variable investment option if: (1)the New York Stock Exchange is closed; or
(2)the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying the remainder for up to six months.

CURRENCY
Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

MISSTATEMENT OF AGE OR SEX
If an Insured's stated age or sex or both are not correct, we will change each benefit and any amount to be paid to what the most recent deductions from the contract fund would have provided at that Insured's correct age and sex.

ASSIGNMENT
We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to any employee benefit plan or program without our consent. This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

CHANGE IN PLAN
You may be able to have this contract changed to another plan of life insurance. Any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

FACTORS SUBJECT TO CHANGE
Charges deducted from premium payments and the contract fund may change from time to time, subject to the maximums shown in the contract data pages. In deciding whether to change any of these charges, we will periodically consider factors such as mortality, persistency, expenses, taxes and interest and/or investment experience to see if a change in our assumptions is needed. Charges for taxes attributable to premiums will be set at one rate for all contracts like this one. Changes in other factors will be by class. All changes will be determined only prospectively; that is, we will not recoup prior losses or distribute prior gains by means of these changes.

NON-PARTICIPATING
This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

APPLICABLE TAX LAW
This contract has been designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended. We reserve the right, however, to decline any change we determine would cause this contract to fail to qualify as life insurance under the applicable tax law. This includes changing the Basic Insurance Amount, withdrawals, and changing the type of death benefit. We also have the right to change this contract, to require additional premium payments, or to make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance. Finally, we reserve the right to take whatever action is necessary to prevent the contract from becoming a modified endowment contract under Section 7702A of the Internal Revenue Code of 1986, as amended, unless you have otherwise indicated to us in writing that you want a modified endowment contract.

(SVUL2000)17

BASIS OF COMPUTATION

MORTALITY BASIS AND INTEREST RATE
We compute maximum monthly insurance rates using:

the Commissioners 1980 Standard Ordinary Smoker and Nonsmoker Mortality Tables without Ten Year Select Factors;

the issue ages, sexes, smoker and non-smoker status, and rating classes of the Insureds and the length of time since the contract date;

age last birthday; and

an effective interest rate of 4% a year.


MINIMUM LEGAL VALUES
The cash surrender values provided by this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.



(SVUL2000)18

SETTLEMENT OPTIONS

OPTIONS DESCRIBED
You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

If the person who is to receive the proceeds of this contract wishes to take advantage of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

OPTION 1 (INSTALLMENTS FOR A FIXED PERIOD)
We will make equal payments for up to 25 years. The Option 1 Table shows the minimum amounts we will pay.

OPTION 2 (LIFE INCOME)
We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for 120 months. The Option 2 Table shows the minimum amounts we will pay. But, we must have proof of the date of birth of the person on whose life the settlement is based.

OPTION 3 (INTEREST PAYMENT)
We will hold an amount at interest. We will pay the interest annually, semi-annually, quarterly, or monthly.

OPTION 4 (INSTALLMENTS OF A FIXED AMOUNT)
We will make equal annual, semi-annual, quarterly, or monthly payments for as long as the available proceeds provide.

OPTION 5 (NON-PARTICIPATING INCOME)
We will make payments like those of any annuity we then regularly issue that:
(1)is based on United States currency; (2)is bought by a single sum; (3)does not provide for dividends; and (4)does not normally provide for deferral of the first payment. Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment.

INTEREST RATE
Payments under Options 1, 3 and 4 will be calculated assuming an effective interest rate of at least 3% a year. We may include more interest.



(SVUL2000)19

SETTLEMENT OPTIONS TABLES



(SVUL2000)20



ENDORSEMENTS
(Only we can endorse this contract.)



Flexible Premium Survivorship Variable Life Insurance Policy. Survivorship insurance payable only upon death of second Insured to die. Cash values reflect premium payments, investment results, and charges. Non-participating.



SVUL2000

(SVUL2000)21